EXHIBIT 99.1

The York Water Company 130 East Market Street York, PA 17401

Media Contact:	Mandy Arnold
marnold@gavinadv.com
Phone:	717-580-2724	FOR IMMEDIATE RELEASE

York Water Detects Increase in Lead in Limited Number of Properties Built Prior to 1935
with Last Remaining Lead Service Lines

(October 25, 2016) York, Pennsylvania — The York Water Company completed its triennial lead and copper testing in accordance with DEP and EPA guidelines and is reporting an increase in lead in a limited number of customers' water. The test of 50 high-risk homes allows 5 samples to exceed the action level of 15 parts per billion (PPB). Routine testing found that six properties with Lead Service Lines exceeded the action level. The testing showed that a small portion of the houses built before 1935 with lead service lines were the only ones that exceeded the action level.

As of 2016, only about 3% of York Water customers — approximately 1,660 properties — still had company-owned lead service lines. York Water has sent informational letters to these customers explaining how they can reduce lead in their water, get a free water test, and get an update on York's lead service line replacement plan. York Water will provide these homes a credit for 200 gallons per month for flushing, and schedule replacement of the full lead service line, without charge to the customer, over the next 3 to 4 years.

Most all of the other York Water customers that have copper, plastic, or steel lines and were built after 1934 are likely not impacted, however, York Water will be sending all customers a Lead Information pamphlet over the next month.

The water that leaves York Water's filter plant does not contain lead. Lead can get into a property's drinking water because of a lead service line, leaded solder in a property, or lead in plumbing fixtures. York Water stopped installing lead service lines in 1934.

"As a community partner for more than 200 years, York Water is committed to addressing lead in our community, which is why we've been consistently making improvements to service lines over the past 25 years," said Jeffrey Hines, President and CEO of The York Water Company. Today, fewer than 3% of properties in our service area have company-owned lead service lines. While water that leaves our filter plant and passes through our water mains does not contain lead, properties served by lead service lines older than 1935, including pipes owned by the property owner, may contribute to increased lead levels."

"We take lead very seriously," Hines continued. "While this routine sample testing exceeded the action level by only 1 part per billion, York Water has instituted an expedited plan to speed up the replacement process of the last remaining York Water lead service lines in our service area. In addition, we are working to educate our customers in pre-1935 houses on precautionary water line flushing."

Going above and beyond the requirements by the DEP, York Water is committing to a goal of: replacing all of the company-owned and the attached customer-owned lead services within 4 years at no charge to the customer; by providing those customers with a 200 gallon flushing credit; and offering free water testing for those customers.

Customers who are not sure if they have a lead service line may visit www.YorkWater.com and click on Lead Information to enter their account number and find out if their property has a company-owned lead service line. If you live in an apartment that was built before 1935, and do not pay the water bill, you should contact your landlord. York Water's website also shows how a customer with a home built before 1935 can check their plumbing to see if they have a customer-owned lead service line and steps they should take to reduce lead.

All customers' properties that have been tested have already been notified of their results. Those that exceeded the action level were sent information and a contact number at York Water to discuss ways to reduce lead in their drinking water using recommended flushing processes. York Water has also initiated discussions with those customers for full lead line replacement.

York Water is committed to answering customers' questions and providing information on proper precautions. Recommended precautions for customers with lead service lines include:
-	Flushing pipes before drinking by running water for at least 3 minutes (about 3 gallons) if the water lines have not been used for more than 6 hours
-	Using only cold water for drinking, cooking and eating
-	Using certified water filters and treatment devices

For more information on lead in the water and to see if a property has a Lead Service Line, please visit www.YorkWater.com.

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